FORM OF PRESS RELEASE

                                                                EXHIBIT (a)(1)-G
NEWS

FOR IMMEDIATE RELEASE                       CONTACT PERSON: Courtney Greisser
                                                            (802) 985-1309
                                                            courtney@vtbear.com


                         THE VERMONT TEDDY BEAR CO. INC.
                             ANNOUNCES TENDER OFFER

SHELBURNE, VT., August 20, 2002. Tomorrow The Vermont Teddy Bear Co., Inc. ("Vermont Teddy Bear"), www.VermontTeddyBear.com (NASDAQ: BEAR), will commence a cash tender offer for up to 3,000,000 shares of its common stock at a price of $3.50 per share.

         The offer is not conditioned upon any minimum number of shares being tendered. The offer will commence on August 21, 2002 and will expire on September 27, 2002, at 5:00 p.m. Eastern Time, unless extended or terminated by Vermont Teddy Bear. Payment for tendered shares will occur promptly after the expiration date.

Holders of shares who have any questions regarding the terms of the offer, the procedures for tendering their shares or who would like copies of the Offer to Purchase, the Letter of Transmittal, or any related documents, should contact D.F. King & Co., Inc., the information agent for the offer, at either (212) 269-5550 or (800) 431-9642 (toll-free).

         The Vermont Teddy Bear Company Bear-Gram gift is a popular alternative to sending flowers. Each Bear-Gram gift includes a customized Vermont Teddy Bear accompanied by a personalized greeting card and candy treat all packaged in a colorful gift box with an air hole. Most bears are purchased for adults to celebrate a holiday, life event or special occasion. Orders are placed by calling 1-800-829-BEAR where a friendly Bear Counselor(R) assists with the selection and personalization, or online at www.VermontTeddyBear.com.

         This press release is neither an offer to purchase the securities nor a solicitation of offers to sell. The tender offer is made only pursuant to the offering documents.

         The foregoing can be interpreted as including forward-looking statements under the Private Securities Litigation Reform Act of 1995. Actual future results may differ materially from what is suggested by the statements above.